AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

	Nine Months Ended	Year Ended
	September 30, 2005	December 31, 2004

Pretax income excluding discontinued operations	$200,007	$552,245
Minority interest in subsidiaries having
fixed charges	22,120	28,882
Less undistributed equity in losses of investee	7,544	4,883
Fixed charges:
Interest on annuities	246,529	313,627
Interest expense	54,656	71,738
Interest on subsidiary trust obligations	4,848	9,218
Debt discount and expense	1,891	3,841
Portion of rentals representing interest	8,813	11,751

EARNINGS	$546,408	$996,185

Fixed charges:
Interest on annuities	$246,529	$313,627
Interest expense	54,656	71,738
Interest on subsidiary trust obligations	4,848	9,218
Debt discount and expense	1,891	3,841
Portion of rentals representing interest	8,813	11,751

FIXED CHARGES	$316,737	$410,175

Ratio of Earnings to Fixed Charges	1.73	2.43

Earnings in Excess of Fixed Charges	$229,671	$586,010

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